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DATA STATED IN THOUSANDS
                            VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION


REGULATION                 STATEMENT CAPTION               FIRST QTR. FIRST QTR.    TO DATE
                                                              1994       1993    1994     1993
5-02 (1)            Cash and Cash Items                      15416      10036   15416    10036
5-02 (2)            Marketable Securities                    61537      75770   61537    75770
5-02 (3)(b)(1)      Notes Receivable                        152842     139168  152842   139168
5-02 (4)            Allowance for Doubtful Accounts           1795       1832    1795     1832

5-02 (15)           Total Assets                            239918     237044  239918   237044

5-02 (24)           Other Liabilities                       217449     217113  217449   217113
5-02 (30)           Common Stock                              7065       2799    7065     2799
5-02 (31)(a)(2)     Additional Capital Other                  2370       6425    2370     6425
5-02 (31)(a)(3)(ii) Retained Earnings - Unappropriated       13034      10707   13034    10707

5-03 (b)(1)(e)      Other Revenues                            5132       5070    5132     5070
5-03 (b)(2)(e)      Cost of Other Revenues                    2215       2189    2215     2189
5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                             1747       1829    1747     1829
5-03 (b)(10)        Income Before Taxes and Other Items       1170       1052    1170     1052
5-03 (b)(11)        Income Tax Expense                         343        298     343      298
5-03 (b)(14)        Income/Loss from Continuing Operations     827        754     827      754

5-03 (b)(19)        Net Income or Loss                         827        754     827      754

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